EXHIBIT 99.1

                                  News Release

BW Account Number: 1079001

Date:                    July 14, 2004 11:00 A.M., EST
Contact:                 James L. Saner, Sr., President & CEO
                         Mainsource Financial Group (812) 663-0157


                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
              Announces Record Earnings for the Second Quarter 2004


o    Net Income Up 15.7% to $4.3 million

o    Earnings Per Share Up 14.3%

o    Return on Average Equity of 15.83%

o    Return on Average Assets of 1.19%

o    Net Interest Margin of 3.85%


James L. Saner, Sr., President & CEO of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited results for the second quarter ended June 30, 2004. Total net income for the second quarter was $4,319,000 compared to $3,734,000 for the same period in 2003, an increase of 15.7%. The Company reported earnings per share of $0.40, which represents a 14.3% increase over the $0.35 per share reported in the second quarter of 2003. For the six months ended June 30, 2003, the Company reported earnings per share of $0.75, which represents a 10.3% increase over the $0.68 reported for the same period a year ago.

Key measures of the financial performance of the Company are return on average shareholders' equity and return on average assets. Return on average shareholders' equity was 15.83% for the second quarter of 2004 compared to 14.91% for the same period in 2003. Return on average assets was 1.19% for the second quarter of 2004 versus 1.17% in 2003. For the six months ended June 30, 2004, the Company's return on average shareholders' equity was 14.73% and the return on average assets was 1.11%.

Mr. Saner stated, "Overall, it was an outstanding quarter for our Company. Virtually all of our key ratios improved during the quarter including net interest margin, return on assets, and return on equity while we saw a dramatic improvement in the level of our non-performing assets. In addition, we consummated our acquisition of Peoples Trust Company in the southwest section of Indiana, which added $120 million in assets."

NET INTEREST INCOME

Net interest income was $12.3 million for the second quarter of 2004, which represents an increase of 14.6% versus the second quarter of 2003. Average earning assets increased 9.8% while net interest margin, on a fully-taxable equivalent basis, was 3.85% for the second quarter of 2004 compared to 3.69% for the same period a year ago. For the six months ended June 30, 2004, the Company's net interest margin was 3.72% versus 3.79% a year ago. This was the third consecutive quarter of increasing net interest margin.

NON-INTEREST INCOME

Non-interest income was $5.4 million for the second quarter of 2004 compared to $4.4 million for the same period a year ago. This 22% increase was primarily due to the implementation of a formalized overdraft program and the impact of acquisitions (First Community in June 2003 and Peoples Trust in June 2004) and was achieved despite a decrease in mortgage banking activity of $0.7 million.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2004 was $11.8 million compared to $9.4 million for the second quarter of 2003. The increase was due primarily to the aforementioned acquisitions of First Community and Peoples Trust, which added approximately $1.6 million in non-interest expense.

ASSET QUALITY

The Company's asset quality improved significantly during the second quarter of 2004. Non-performing assets totaled $13.0 million, or 0.84% of total assets, as of June 30, 2004, which included $0.7 million of non-performing assets recently acquired in the Peoples Trust acquisition, and is compared to $16.9 million, or 1.18% of total assets, as of the same period a year ago. The Company had $16.1 million, or 1.13% of assets as of March 31, 2004, and $17.3 million, or 1.20% of assets at year-end 2003. As a result of the decrease in non-performing assets, the Company's loan loss provision also decreased year over year. The allowance for loan losses was $12.3 million as of June 30, 2004 and represented 1.30% of total outstanding loans.

Mr. Saner stated, "We continue to emphasize the reduction of non-performing assets. Approximately one-half of total non-performing assets are collateralized by residential real estate, which have historically had low levels of charge-offs. The remainder of our non-performing assets is made up of relatively small commercial loans predominantly collateralized by real estate. Thus, we anticipate no major losses in this category as well. We continually monitor and analyze our allowance for loan losses and believe it is adequate."

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, multi-bank, financial services oriented holding company with assets of $1.6 billion. Through its five banking subsidiaries, First Community Bank and Trust, Bargersville, Indiana; MainSource Bank, Greensburg, Indiana; Regional Bank, New Albany, Indiana; Peoples Trust Company, Linton, Indiana; and Capstone Bank, Watseka, Illinois; it operates 58 offices in 22 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates eight offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

                           MAINSOURCE FINANCIAL GROUP
                                   (unaudited)
                  (Dollars in thousands except per share data)

Income Statement Summary                               Three months ended June 30,  Six months ended June 30,
                                                       ---------------------------  -------------------------
                                                           2004          2003          2004          2003
                                                        -----------   -----------   -----------   -----------
  Interest Income                                       $    17,474   $    16,524   $    34,238   $    33,256

  Interest Expense                                            5,190         5,804        10,482        11,822
                                                        -----------   -----------   -----------   -----------
  Net Interest Income                                        12,284        10,720        23,756        21,434

  Provision for Loan Losses                                      60           345            60           735

  Noninterest Income:

      Insurance commissions                                     691           612         1,389         1,194

      Mortgage banking                                          919         1,656         1,718         3,009

      Service charges on deposit accounts                     1,720         1,081         3,258         2,034

      Gain (loss) on sales of securities                        437            42           773           835

      Other                                                   1,615         1,006         3,008         2,173
                                                        -----------   -----------   -----------   -----------
                Total Noninterest Income                      5,382         4,397        10,146         9,245

  Noninterest Expense:

      Employee                                                6,639         5,492        13,080        11,006

      Occupancy                                                 762           664         1,520         1,319

      Equipment                                                 932           840         1,864         1,652

      Intangible amortization                                   232           235           466           456

      Amortization of deferred debt acquisition costs             4             3             9           857

      Other                                                   3,247         2,171         5,958         4,427
                                                        -----------   -----------   -----------   -----------
                Total Noninterest Expense
                                                             11,816         9,405        22,897        19,717

  Earnings Before Income Taxes                                5,790         5,367        10,945        10,227

  Provision for Income Taxes                                  1,471         1,633         2,991         2,988
                                                        -----------   -----------   -----------   -----------
  Net Income                                            $     4,319   $     3,734   $     7,954   $     7,239
                                                        ===========   ===========   ===========   ===========


Average Balance Sheet Data                             Three months ended June 30,  Six months ended June 30,
                                                       ---------------------------  -------------------------
                                                           2004          2003          2004          2003
                                                        -----------   -----------   -----------   -----------
  Gross Loans                                           $   872,244       763,559   $   861,891       752,970

  Earning Assets                                          1,310,468     1,193,818     1,295,518     1,163,105

  Total Assets                                            1,450,647     1,291,770     1,434,213     1,266,132

  Noninterest Bearing Deposits                              125,800       107,531       121,069       102,574

  Interest Bearing Deposits                               1,051,637       970,185     1,043,566       950,564

  Shareholders' Equity                                      109,408       101,581       108,310       100,865


Per Share Data                                         Three months ended June 30,  Six months ended June 30,
                                                       ---------------------------  -------------------------
                                                           2004          2003          2004          2003
                                                        -----------   -----------   -----------   -----------
  Diluted Earnings Per Share                            $      0.40   $      0.35   $      0.75   $      0.68

  Cash Dividends Per Share                                    0.125         0.114         0.245         0.229

  Market Value - High                                         24.07         24.23         16.39         16.39

  Market Value - Low                                          18.70         18.70         14.60         14.29

  Average Outstanding Shares                             10,681,081    10,632,787    10,634,159    10,655,110


Key Ratios                                             Three months ended June 30,  Six months ended June 30,
                                                       ---------------------------  -------------------------
                                                           2004          2003          2004          2003
                                                        -----------   -----------   -----------   -----------
  Return on Average Assets                                     1.19%         1.17%         1.11%         1.15%

  Return on Average Equity                                    15.83%        14.91%        14.73%        14.48%

  Net Interest Margin                                          3.85%         3.69%         3.72%         3.79%

  Efficiency Ratio                                            65.76%        61.17%        66.21%        63.25%

  Net Overhead to Average Assets                               1.78%         1.56%         1.78%         1.66%

Balance Sheet Highlights
As of June 30                                              2004          2003
                                                        -----------   -----------
    Total Loans (Excluding Loans Held for Sale)         $   946,204   $    845,941

    Allowance for Loan Losses                                12,254         11,856

    Total Securities                                        432,494        417,979

    Goodwill and Intangible Assets                           47,193         42,277

    Total Assets                                          1,552,494      1,439,059

    Noninterest Bearing Deposits                            138,509        134,048

    Interest Bearing Deposits                             1,079,488      1,047,433

    Other Borrowings                                        209,513        142,542

    Shareholders' Equity                                    114,242        101,460


Other Balance Sheet Data
As of June 30                                               2004           2003
                                                        -----------    -----------
    Book Value Per Share                                $     10.38    $      9.57
    Loan Loss Reserve to Loans                                 1.30%          1.40%
    Nonperforming Assets to Assets                             0.84%          1.18%

    Outstanding Shares                                   11,001,292     10,598,578


Asset Quality
As of June 30                                               2004           2003
                                                        -----------    -----------
    Loans Past Due 90 Days or More and Still Accruing   $       225    $       208

    Non-accrual Loans                                        10,525         13,809

    Other Real Estate Owned                                   2,282          2,925
                                                        -----------    -----------
    Total Nonperforming Assets                          $    13,032    $    16,942

                                    * * * * *

 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240